Exhibit 99.1

Diodes Incorporated Reports First Quarter Fiscal 2024 Financial Results

Return to Seasonal Growth Expected in Second Quarter with First Quarter Representing the Low Point in Market Demand

Plano, Texas – May 9, 2024 -- Diodes Incorporated (Diodes) (Nasdaq: DIOD) today reported its financial results for the first quarter ended March 31, 2024.

First Quarter Highlights

•
Revenue was $302.0 million, compared to $322.7 million in the fourth quarter 2023 and $467.2 million in the first quarter 2023;
•
GAAP gross profit was $99.6 million, compared to $112.5 million in the fourth quarter 2023 and $194.5 million in the first quarter 2023;
•
GAAP gross profit margin was 33.0 percent, compared to 34.9 percent in the fourth quarter 2023 and 41.6 percent in the first quarter 2023;
•
GAAP net income was $14.0 million, compared to $25.3 million in the fourth quarter 2023 and $71.2 million in the first quarter 2023;
•
Non-GAAP adjusted net income was $13.0 million, compared to $23.4 million in the fourth quarter 2023 and $73.4 million in the first quarter 2023;
•
GAAP EPS was $0.30 per diluted share, compared to $0.55 per diluted share in the fourth quarter 2023 and $1.54 per diluted share in the first quarter 2023;
•
Non-GAAP EPS was $0.28 per diluted share, compared to $0.51 per diluted share last quarter and $1.59 per diluted share in the prior year quarter;
•
Excluding $4.0 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.09 per diluted share;
•
EBITDA was $48.3 million, or 16.0 percent of revenue, compared to $58.4 million, or 18.1 percent of revenue, in the fourth quarter 2023 and $121.8 million, or 26.1 percent of revenue, in the first quarter 2023; and
•
Cash flow used in operations of $31.1 million and a negative $51.5 million of free cash flow, including $20.4 of capital expenditures. Net cash flow was a negative $47.9 million.

Commenting on the results, Gary Yu, President of Diodes, stated, “Revenue in the quarter reflected the slower than expected recovery in the consumer, computing and communications markets coupled with typical first quarter seasonality due to the Chinese New Year holiday. However, late in the quarter we began to see some signs of demand improvement with distributor inventory levels starting to stabilize, supporting our belief that the first quarter should be the low point and are guiding for a return to seasonal growth in the second quarter.

“In the automotive and industrial end markets, first quarter combined product revenue remained above our target model of 40% but continues to be affected by inventory adjustments and softness in certain areas. More broadly, the slower overall demand environment in the quarter contributed to reduced loading at our manufacturing facilities both internal production as well as from our manufacturing service agreements, temporarily impacting gross margin. We expect gross margin to resume toward our target of 40% as we increase our factory loading by qualifying more products combined with increasing revenue growth from our higher-margin automotive and industrial markets, consistent with our historical performance and long-term growth strategy.

“In summary, with early evidence of recent pricing pressures subsiding, Diodes is well positioned with the size and scale to support a return to growth as global demand and distributor inventory improves across our end markets. We remain focused on operating our manufacturing facilities at a high level of efficiency as demonstrated by the steps the Company has taken over the past several quarters to further develop our process technology and capabilities, while lowering manufacturing costs across our operations.”

First Quarter 2024

Revenue for first quarter 2024 was $302.0 million, compared to $322.7 million in the fourth quarter 2023 and $467.2 million in the first quarter 2023.

GAAP gross profit for the first quarter 2024 was $99.6 million, or 33.0 percent of revenue, compared to $112.5 million, or 34.9 percent of revenue, in the fourth quarter 2023 and $194.5 million, or 41.6 percent of revenue, in the first quarter of 2023.

GAAP operating expenses for first quarter 2024 were $86.6 million, or 28.7 percent of revenue, and on a non-GAAP basis were $87.6 million, or 29.0 percent of revenue, which excludes $3.8 million amortization of acquisition-related intangible asset expenses and $4.8 million insurance recovery for a manufacturing facility. GAAP operating expenses in the fourth quarter 2023 were $91.8 million, or 28.4 percent of revenue and in the first quarter 2023 were $108.0 million, or 23.1 percent of revenue.

First quarter 2024 GAAP net income was $14.0 million, or $0.30 per diluted share, compared to GAAP net income in the fourth quarter 2023 of $25.3 million, or $0.55 per diluted share, and $71.2 million, or $1.54 per diluted share, of GAAP net income in the first quarter 2023.

First quarter 2024 non-GAAP adjusted net income was $13.0 million, or $0.28 per diluted share, which excluded, net of tax, $3.8 million insurance recovery for a manufacturing facility, $3.1 million of acquisition-related intangible asset costs and $0.3 million non-cash mark-to-market investment value adjustment. This compares to non-GAAP adjusted net income of $23.4 million, or $0.51 per diluted share, in the fourth quarter 2023 and $73.4 million, or $1.59 per diluted share, in the first quarter 2023.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
March 31, 2024
GAAP net income	$14,038

GAAP diluted earnings per share	$0.30

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,102

Non-cash mark-to-market investment value adjustments	(296)

Insurance recovery for manufacturing facility	(3,843)

Non-GAAP net income	$13,001

Non-GAAP diluted earnings per share	$0.28

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in first quarter 2024 GAAP net income and non-GAAP adjusted net income was approximately $4.0 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.09 per diluted share for the first quarter 2024, $0.13 for the fourth quarter 2023 and $0.17 for first quarter 2023.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in first quarter 2024 was $48.3 million, or 16.0 percent of revenue, compared to $58.4 million, or 18.1 percent of revenue, in fourth quarter 2023 and $121.8 million, or 26.1 percent of revenue, in first quarter 2023. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For first quarter 2024, net cash used in operating activities was $31.1 million. Net cash flow was a negative $47.9 million. Free cash flow (a non-GAAP measure) was a negative $51.5 million, which includes $20.4 million of capital expenditures.

Balance Sheet

As of March 31, 2024, the Company had approximately $280 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $70 million and working capital was approximately $824 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and completion of the quarterly review by its independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending March 31, 2024.

Business Outlook

Gary Yu further commented, “For the second quarter of 2024, we expect revenue to be approximately $316 million, plus or minus 3 percent, representing a 4.6% sequential increase at the mid-point and reflecting a return to typical seasonal growth. GAAP gross margin is expected to be 33.5 percent, plus or minus 1 percent, reflecting the lower mix of revenue from the automotive and industrial markets as the 3C markets recover. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 28.5 percent of revenue, plus or minus 1 percent. We expect net interest income to be approximately $3.0 million. Our income tax rate is expected to be 18.5 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 46.5 million.”

Amortization of acquisition-related intangible assets of $3.1 million, after tax, for previous acquisitions is not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Thursday, May 9, 2024 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter financial results. Investors and analysts may join the conference call by dialing 1-833-634-2590, and international callers may join the teleconference by dialing +1-412-317-6038. A telephone replay of the call will be made available approximately two hours after the call and will remain available until May 15, 2024 at midnight Central Time. The replay number is 1-877-344-7529 with a pass code of 6259286. International callers should dial +1-412-317-0088 and enter the same pass code at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of the Company’s website. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations including engineering, testing, manufacturing, and customer service, enable us to be a premier provider for high-volume, high-growth markets. For more information, visit www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of that for the second quarter of 2024, we expect revenue to be approximately $316 million plus or minus 3 percent; we expect GAAP gross margin to be 33.5 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 28.5 percent of revenue, plus or minus 1 percent; we expect non-GAAP net interest income to be approximately $3.0 million; we expect our income tax rate to be 18.5 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 46.5 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries.

© 2024 Diodes Incorporated. All Rights Reserved.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Gurmeet Dhaliwal	Leanne Sievers
Director, IR & Corporate Marketing	President, Investor Relations
P: 408-232-9003	P: 949-224-3874
E: Gurmeet_Dhaliwal@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net sales	$301,972	$467,241
Cost of goods sold	202,388	272,787
Gross profit	99,584	194,454

Operating expenses
Selling, general and administrative	53,735	70,991
Research and development	33,964	33,232
Amortization of acquisition-related intangible assets	3,810	3,852
(Gain)loss on disposal of fixed assets	(4,872)	(48)
Other operating (income)expense	(1)	-
Total operating expense	86,636	108,027

Income from operations	12,948	86,427

Other (expense) income
Interest income	4,614	1,772
Interest expense	(532)	(2,132)
Foreign currency gain(loss), net	972	(1,893)
Unrealized gain(loss) on investments	370	3,889
Other income	434	530
Total other income (expense)	5,858	2,166

Income before income taxes and noncontrolling interest	18,806	88,593
Income tax provision	3,537	16,616
Net income	15,269	71,977
Less net (income) attributable to noncontrolling interest	(1,231)	(827)
Net income attributable to common stockholders	$14,038	$71,150

Earnings per share attributable to common stockholders:
Basic	$0.30	$1.56
Diluted	$0.30	$1.54
Number of shares used in earnings per share computation:
Basic	46,032	45,600
Diluted	46,285	46,161

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2024:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP				$14,038

Diluted earnings per share (per-GAAP)				$0.30

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,810		(708)	3,102

Non-cash mark-to-market investment value adjustments		(370)	74	(296)

Insurance recovery for manufacturing facility	(4,804)		961	(3,843)

Non-GAAP				$13,001

Diluted shares used in computing earnings per share				46,285

Non-GAAP diluted earnings per share				$0.28

Note: Included in GAAP and non-GAAP net income was approximately $4.0 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.09 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2023:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP				$71,150

Diluted earnings per share (per-GAAP)				$1.54

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,852		(707)	3,145

Officer retirement	2,845		(583)	2,262

Non-cash mark-to-market investment value adjustments		(3,889)	778	(3,111)

Non-GAAP				$73,446

Diluted shares used in computing earnings per share				46,161

Non-GAAP diluted earnings per share				$1.59

Note: Included in GAAP and non-GAAP adjusted net income was approximately $7.7 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.17 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Officer retirement – The Company excluded costs related to the retirement of two executives. These costs represent cash payments and the accelerated vesting of previously issued stock awards. The Company feels it is appropriate to exclude these costs since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

Insurance recovery for manufacturing facility – The Company recorded gains related to insurance recovery for a manufacturing facility in Asia. The Company believes the exclusion of the insurance recovery provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such gains.

Non-cash mark-to-market investment adjustments – The Company excluded mark-to-market adjustments on various equity related investments. The Company believes this is not reflective of the ongoing operations and exclusion of this provides investors an enhanced view of the Company’s operating results.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the first quarter of 2024 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the first quarter of 2024, FCF was a negative $51.5 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	March 31,
	2024	2023
Net income (per-GAAP)	$14,038	$71,150
Plus:
Interest expense, net	(4,082)	360
Income tax provision	3,537	16,616
Depreciation and amortization	34,855	33,653
EBITDA (non-GAAP)	$48,348	$121,779

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$266,202	$315,457
Restricted Cash	4,358	3,026
Short-term investments	9,782	10,174
Accounts receivable, net of allowances of $8,254 and $5,641 at March 31, 2024 and December 31, 2023, respectively	391,508	371,930
Inventories	429,363	389,774
Prepaid expenses and other	100,016	97,024
Total current assets	1,201,229	1,187,385
Property, plant and equipment, net	723,478	746,169
Deferred income tax	50,912	51,620
Goodwill	146,941	146,558
Intangible assets, net	59,952	63,937
Other long-term assets	173,660	171,990
Total assets	$2,356,172	$2,367,659

Liabilities
Current liabilities:
Line of credit	$48,928	$40,685
Accounts payable	149,228	158,261
Accrued liabilities	164,570	179,674
Income tax payable	13,283	10,459
Current portion of long-term debt	1,270	4,419
Total current liabilities	377,279	393,498
Long-term debt, net of current portion	19,639	16,979
Deferred tax liabilities	10,509	13,662
Unrecognized tax benefits	34,035	34,035
Other long-term liabilities	89,899	99,808
Total liabilities	531,361	557,982

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 46,114,753 and 45,938,382, issued and outstanding at March 31, 2024 and December 31, 2023, respectively	36,936	36,819
Additional paid-in capital	509,401	509,861
Retained earnings	1,689,312	1,675,274
Treasury stock, at cost, 9,286,862 shares held at March 31, 2024 and December 31, 2023	(337,986)	(337,986)
Accumulated other comprehensive loss	(149,073)	(143,227)
Total stockholders' equity	1,748,590	1,740,741
Noncontrolling interest	76,221	68,936
Total equity	1,824,811	1,809,677
Total liabilities and stockholders' equity	$2,356,172	$2,367,659